EXHIBIT 10.2

PROMISSORY NOTE

EU 200,000 Chicago, Illinois	December 19, 2018

FOR VALUE RECEIVED, the undersigned, Cosmos Holdings Inc., a Nevada corporation, with principal offices located at 141 West Jackson Blvd., Suite 4236, Chicago Illinois 60604 (the “Maker”), hereby unconditionally promises to pay to the order of Deepdae Holding Ltd. a Republic of Cyprus limited liability company with an address located at Irakleous, 39, Neos Kosmos Athens, Greece (the “Payee”), at such place as designated by the Payee, or at such other place or to such other party or parties as may be designated by the Payee from time to time, in Euros, the principal amount (the “Principal Amount”) of EU Two Hundred Thousand (EU 200,000) without interest unless an event of default (as defined below) shall occur.

1. This unsecured promissory note (this “Note”) shall be due and payable in one year from the dated invoice. The Maker may prepay this entire Note at any time without premium or penalty. Any prepayment will be applied first against accrued, but unpaid interest and then against the outstanding principal balance.

2. This Note is being given in connection with the Closing of the Stock Purchase Agreement dated as of June 23, 2018, as amended (“SPA”) pursuant to which the Maker agreed to purchase from the Payee all of the capital stock of Cosmofarm Ltd..

3. Upon the occurrence of any of the following events (each, an “Event of Default" and collectively, the “Events of Default”):

(a) failure by Maker to pay the principal on the Note when due, whether on the date fixed for payment or by acceleration or otherwise; provided, however, that failure to pay any principal when due shall not be an Event of Default if such overdue payment is paid within thirty (30) days of such due date; or

(b) if Maker shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, including the disposition of trust assets, or Maker shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code or any political subdivision thereof, seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to it or its debts; or

(c) there shall be commenced against Maker any action or proceeding of the nature referred to in paragraph (b) above or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of the property of Maker, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

-1-

(d) The Maker breaches or defaults on any material covenant or other material term or condition of this Note or the SPA, excluding this Section 3 and such breach, if subject to cure, continues for a period of thirty (30) days after written notice to the Maker from the Payee;

then, in addition to all rights and remedies of Payee under applicable law or otherwise (including any remedies pursuant to the SPA), all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, at its option, Payee may declare all amounts owing under this Note, to be due and payable, whereupon the then unpaid balance hereof shall forthwith become due and payable plus all costs and expenses of collection or enforcement hereof, including, but not limited to, reasonable attorneys' fees and expenses.

4. If any one or more Events of Default shall occur and be continuing, the principal amount of this Note shall bear similar interest at the annual rate (the “Default Rate”) of ten (10%) percent. The Payee may send written notice of default to the Maker at any time after the Maturity Date or earlier upon an Event of Default. However, regardless of whether the Payee sends written notice of default to Maker, the Note shall bear interest at the Default Rate as set forth above. Upon an Event of Default, the Payee may proceed to (i) protect and enforce Payee’s rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note, or the SPA, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the holder of this Note or the SPA. No right or remedy herein or in any other agreement or instrument conferred upon the Payee of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

5. The Maker, signer, surety, guarantor, and endorser of this Note severally waive valuation and appraisal, demand, presentment, notice of dishonor, notice of intent to demand or accelerate payment hereof, notice of demand, notice of acceleration, diligence in collecting, grace, notice, and protest. If this Note is not paid when due, the Maker agrees to pay all costs of collection, including, but not limited to, reasonable attorneys’ fees and all expenses incurred by the holder hereof on account of any such collection, whether or not suit is filed hereon.

6. Each right and remedy available to the holder hereof shall be cumulative of and in addition to each other such right and remedy, including, but not limited to, any rights set forth in the Purchase Agreement. No delay on the part of the holder hereof in the exercise of any right or remedy available to the holder hereof shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude other or further exercise thereof or exercise of any other such right or remedy.

7. This Note shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State and City of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction. contemplated hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Maker hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8. Representation by Counsel; Interpretation. The Maker acknowledges that it has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Note and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Note against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Note shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

9. Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Payee. Maker may not assign this Note or delegate his duties hereunder without the prior written consent of Payee. This Note shall bind Maker and its permitted assigns.

-2-

10. Any notices required under this Note shall be sent to the addresses set forth above, by certified mail, return receipt requested, postage prepaid, or by Federal Express or other nationally recognized overnight or international courier, and shall be deemed received three (3) days after posting, if sent by certified mail, and one (1) day after delivery to an overnight courier, if so delivered and three (3) days after delivery to an international courier, if so delivered.

11. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

12. Savings Clause. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply strictly with the applicable New York law governing the maximum rate or amount of interest payable on the indebtedness evidenced by the Note (as hereinafter defined) or applicable United States federal law to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under New York law. If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Note or any other communication or writing by or between Maker and Payee related to the transaction or transactions that are the subject matter of the Purchase Agreement, (ii) contracted for, charged, taken, reserved or received by reason of Payee’s exercise of the option to accelerate the maturity of the Note , or (iii) Maker will have paid or Payee will have received by reason of any voluntary prepayment by Maker of the Note, then it is Maker’s and Payee’s express intent that all amounts charged in excess of the Maximum Lawful Rate under New York law (as defined below) shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Payee shall be credited on the principal balance of the Note (or, if the Note have been or would thereby be paid in full, refunded to Maker), and the provisions of the Note and the Purchase Agreement shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable laws, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, that if the Note has been paid in full before the end of the stated term of the Note, then Maker and Payee agree that Payee shall, with reasonable promptness after Payee discovers or is advised by Maker that interest was received in an amount in excess of the Maximum Lawful Rate, either credit such excess interest against the Note and/or any Related Indebtedness then owing by Maker to Payee and/or refund such excess interest to Maker, in each such case pro rata in according with the outstanding principal amount of the Note advanced to Maker by Payee. Maker hereby agrees that as a condition precedent to any claim seeking usury penalties against Payee, Maker will provide written notice to Payee, advising Payee in reasonable detail of the nature and amount of the violation, and Payee shall have 60 days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Maker or crediting such excess interest against the Note then owing by Maker to Payee. All sums contracted for, charged, taken, reserved or received by Payee for the use, forbearance or detention of any debt evidenced by the Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated or spread, using the actuarial method, throughout the stated term of the Note (including any and all renewal and extension periods thereof) until payment in full so that the rate or amount of interest on account of the Note does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Note for so long as any debt thereunder is outstanding. “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Payee in accordance with the applicable laws of the State of New York (or applicable United States federal law to the extent that such law permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under New York law), taking into account all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by Payee in connection with the transactions made in connection with the transaction evidenced by the Note and the Purchase Agreement.

13. Maker hereby represents that Maker has full power, authority and legal right to execute and deliver this Note and that this Note, when executed and delivered, shall constitute a valid and binding obligation of Maker.

14. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

SIGNATURE PAGE TO FOLLOW

-3-

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

MAKER: Cosmos Holdings Inc.

By:	/s/ Grigorios Siokas
Name:	Grigorios Siokas
Title:	CEO

-4-